Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below:

THE PROPOSAL PASSED FOR ALL TRUSTEES ON JANUARY 22, 2010.

                                                                TOTAL VOTES FOR           TOTAL VOTES WITHHELD

                                                                THE NOMINEE                    FROM THE NOMINEE

James R. Boyle                                      31,141,494                              974,039

Deborah C. Jackson                             30,908,167                              1,207,366

Patti McGill Peterson                           31,094,325                              1,021,208

Steven R. Pruchansky                         31,101,931                              1,013,602

The following seven Trustees of the Fund were not up for election and remain in office: James F.

Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore, Gregory A.

Russo and John G Vrysen.